Beutel Accountancy Corporation	30423 Canwood Street #112
Certified Public Accountants	Agoura Hills, CA 91301
Telephone: 818-706-8925
Telefax: 818-706-8926

June 9, 2005

United States Securities and Exchange Commission

Division of Corporate Finance

450 Fifth Street, N.W.

Washington, D.C. 20549

To Whom It May Concern:

We have read Item 4 to Form 8-K dated June 9, 2005 of Vital Health Technologies, Inc. and are in agreement with the statements contained therein. Our audit report expressed a going concern. We have no basis to agree or disagree with other statements of the registrant contained in the Form 8-K.

Very truly yours,

/s/ Beutel Accountancy Corporation